Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Parke Bancorp, Inc., of our report dated March 20, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Parke Bancorp, Inc. for the fiscal year ended December 31, 2014.

/s/ RSM US LLP

Blue Bell, Pennsylvania
November 16, 2015